Exhibit 99.1
BRIGHTPOINT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	June 30,	September 30,
	2005	2005	2005
Revenue
Distribution revenue	$401,388	$431,551	$470,961
Logistic services revenue	63,686	67,943	74,014

Total revenue	465,074	499,494	544,975

Cost of revenue
Cost of distribution revenue	385,029	416,758	453,956
Cost of logistic services revenue	52,840	53,222	59,341

Total cost of revenue	437,869	469,980	513,297

Gross profit	27,205	29,514	31,678

Selling, general and administrative expenses	18,207	20,461	20,657
Facility consolidation charge (benefit)	1,203	—	(270)

Operating income from continuing operations	7,795	9,053	11,291

Interest expense (income), net	81	(65)	140
Net other expenses	144	258	129

Income from continuing operations before income taxes	7,570	8,860	11,022

Income tax expense	2,429	2,188	2,749

Income from continuing operations	5,141	6,672	8,273

Discontinued operations:
Loss from discontinued operations	(2,605)	(1,770)	(15,452)
Gain (loss) on disposal of discontinued operations	337	(3)	997

Total discontinued operations	(2,268)	(1,773)	(14,455)

Net income (loss)	$2,873	$4,899	$(6,182)

Basic per share:
Income from continuing operations	$0.19	$0.25	$0.31
Discontinued operations	(0.08)	(0.07)	(0.54)

Net income (loss)	$0.11	$0.18	$(0.23)

Diluted per share:
Income from continuing operations	$0.19	$0.24	$0.30
Discontinued operations	(0.09)	(0.06)	(0.52)

Net income (loss)	$0.10	$0.18	$(0.22)

Weighted average common shares outstanding:
Basic	26,561	26,471	26,580

Diluted	27,559	27,344	27,553

BRIGHTPOINT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2004	2004	2004	2004
Revenue
Distribution revenue	$368,585	$389,508	$362,831	$402,793
Logistic services revenue	52,835	55,342	69,228	71,302

Total revenue	421,420	444,850	432,059	474,095

Cost of revenue
Cost of distribution revenue	355,625	374,995	349,564	383,935
Cost of logistic services revenue	44,291	46,064	56,628	56,558

Total cost of revenue	399,916	421,059	406,192	440,493

Gross profit	21,504	23,791	25,867	33,602

Selling, general and administrative expenses	16,415	17,040	17,410	18,568
Facility consolidation charge (benefit)	—	(215)	—	(21)

Operating income from continuing operations	5,089	6,966	8,457	15,055

Interest expense (income), net	44	34	59	(174)
Net other expenses	490	383	229	424

Income from continuing operations before income taxes	4,555	6,549	8,169	14,805

Income tax expense	1,414	1,748	2,547	4,543

Income from continuing operations	3,141	4,801	5,622	10,262

Discontinued operations:
Loss from discontinued operations	(1,128)	(427)	(860)	(1,928)
Loss on disposal of discontinued operations	(4,234)	(410)	(215)	(854)

Total discontinued operations	(5,362)	(837)	(1,075)	(2,782)

Net income (loss)	$(2,221)	$3,964	$4,547	$7,480

Basic per share:
Income from continuing operations	$0.11	$0.17	$0.21	$0.38
Discontinued operations	(0.19)	(0.03)	(0.04)	(0.10)

Net income (loss)	$(0.08)	$0.14	$0.17	$0.28

Diluted per share:
Income from continuing operations	$0.11	$0.16	$0.20	$0.37
Discontinued operations	(0.18)	(0.03)	(0.04)	(0.10)

Net income (loss)	$(0.07)	$0.13	$0.16	$0.27

Weighted average common shares outstanding:
Basic	28,905	28,574	26,915	26,937

Diluted	29,911	29,434	27,796	27,854